                                                       EXHIBIT 12

                         3M COMPANY AND SUBSIDIARIES
            CALCULATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                                 (Unaudited)
                       Three Months
                            Ended
                           Mar. 31,  Year    Year    Year    Year    Year
(Dollars in millions)        2002    2001    2000    1999    1998    1997
                           -------  ------  ------  ------  ------  ------
EARNINGS
Income from continuing
  operations before
  income taxes, minority
  interest, extraordinary
  loss and cumulative effect
  of accounting change*     $  703  $2,186  $2,974  $2,880  $1,952  $3,440
Add:
Interest expense                24     143     127     125     139      94
Interest component of the
  ESOP benefit expense           4      18      19      21      29      32
Portion of rent under
  operating leases
  representative of the
  interest component            10      39      39      37      41      41
Less: Equity in undistributed
  income of 20-50% owned
  companies                      2       5      10       4       4       3

                            ------  ------  ------  ------  ------  ------
TOTAL EARNINGS AVAILABLE
  FOR FIXED CHARGES         $  739  $2,381  $3,149  $3,059  $2,157  $3,604
                            ------  ------  ------  ------  ------  ------
FIXED CHARGES
Interest on debt                25     150     141     135     139      94
Interest component of the
  ESOP benefit expense           4      18      19      21      29      32
Portion of rent under
  operating leases
  representative of the
  interest component            10      39      39      37      41      41
                            ------  ------  ------  ------  ------  ------
TOTAL FIXED CHARGES         $   39  $  207  $  199  $  193  $  209  $  167
                            ------  ------  ------  ------  ------  ------
RATIO OF EARNINGS TO
  FIXED CHARGES               18.9    11.5    15.8    15.8    10.3    21.6

<F1>
*Three months ended March 31, 2002, and year 2001, includes non-recurring net pre-tax losses of $54 million and $504 million, respectively, primarily related to the restructuring; 2000 includes non-recurring net pre-tax losses of $23 million; 1999 includes non-recurring net pre-tax gains of $100 million relating to gains on divestitures, litigation expense, an investment valuation adjustment, and a change in estimate that reduced 1998 restructuring charges; 1998 includes pre-tax restructuring charges of $493 million; 1997 includes a pre-tax gain on the sale of National Advertising Company of $803 million.